Exhibit 99.1

Bentley Park 2 Holland Way Exeter, NH 03833-2937 Tel: 603.658.6100 Fax: 603.658.6101/6102 www.bentleypharm.com	News Release
Contacts:
Michael D. Price
Vice President, Chief Financial Officer Bentley Pharmaceuticals, Inc.
603.658.6100
mprice@bentleypharm.com

Investor Relations Contact: Lev Janashvili Feinstein Kean Healthcare 617.761.6731 lev.janashvili@fkhealth.com

BENTLEY PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR FULL YEAR

AND FOURTH QUARTER OF 2005

– In 2005, revenues grew 33%, net income increased 92% –

– Growth of generic pharmaceutical business to support increased investments in R&D in 2006 –

EXETER, NH, March 8, 2006 – Bentley Pharmaceuticals, Inc. (NYSE: BNT), a specialty pharmaceutical and drug delivery company, today reported financial and operating results for the fourth quarter and year ended December 31, 2005.

Total revenues rose 33% to $97.7 million in 2005 from $73.4 million in 2004. Net product sales increased 31% to $91.3 million in 2005 compared to the $69.9 million in 2004. Licensing and collaboration revenues increased 86% to $6.4 million in 2005. Operating income in 2005 increased 80% over 2004, to $15.7 million. Net income in 2005 increased 92% to $10.9 million, or $0.48 per diluted share, compared to $5.7 million, or $0.25 per diluted share, in 2004. Foreign currency fluctuations reduced 2005 revenues by $155,000 and net income by $85,000.

Total revenues rose 29% to $25.2 million in the fourth quarter of 2005 from $19.5 million in the fourth quarter of 2004. At constant exchange rates, fourth quarter 2005 revenues increased by 40% from the fourth quarter of 2004. Fourth quarter 2005 operating income totaled $4.4 million compared to $1.9 million in the fourth quarter of 2004. Net income for the final quarter of 2005 totaled $3.7 million, or $0.16 per diluted share, up from $2.0 million, or $0.09 per diluted share, in the fourth quarter of 2004. Foreign currency fluctuations reduced fourth quarter 2005 revenues by $2.1 million and net income by $379,000, effectively neutralizing the benefits of currency fluctuations earlier in the year.

“In 2005, Bentley achieved outstanding top-line and bottom-line growth,” said John A. Sedor, President. “Our generic pharmaceutical business continued to outpace, by more than two-fold, the growth rate of the overall generic market in Europe. And the growth of our royalty revenues reflects the strong sales of Testim®, a testosterone gel containing our CPE-215® permeation platform technology, marketed by Auxilium Pharmaceuticals. Since its launch in 2003, Testim has gained 15% of the estimated $400 million testosterone gel market.”

Sedor continued, “The steady growth of Bentley’s generics business allows us to invest more robustly in the development and future commercialization of our proprietary drug-delivery technologies, CPE-215 and Nanocaplet®, which could deliver longer-term incremental growth by improving health outcomes and reducing the need for injections. We continue to build on the promising initial clinical studies of the intranasal administration of insulin in combination with CPE-215. This intranasal insulin product is being developed to address the significant clinical need for novel insulin-delivery mechanisms that can improve patient compliance and minimize potential adverse effects. Based on preliminary clinical results, we plan to increase our investments in 2006 to advance this program.”

Sedor concluded, “One of our strategic and financial goals in 2005 was to continue expanding Bentley’s revenue base beyond Spain. We made significant progress toward this goal, as we leveraged our low-cost manufacturing and marketing capabilities to expand our position in the European market. We expect to continue growing our revenues outside Spain in 2006.” Sales outside Spain reached $27.9 million (29% of total revenues) in 2005, up from $14.3 million (19% of total revenues) in 2004. As of December 31, 2005, Bentley executed 142 license agreements for product registrations. Seventeen of these agreements with customers in Spain and 64 with customers outside Spain cover actively marketed, revenue-generating products. Of the remaining licenses, two are with customers in Spain and 59 are with customers outside of Spain; they cover products awaiting regulatory approvals.

Operating expenses increased 20% in 2005 to $35.9 million. They include increased selling, general and administrative activities that support Bentley’s growth and prepare the company for future investments in research and development programs. The increase in operating expenses also includes increased research and development costs which are primarily attributable to increased costs for the advancement of pre-clinical and clinical programs for generic pharmaceutical products in countries outside of Spain, including the U.S., and for the Company’s development program for intranasal delivery of insulin.

Michael D. Price, Chief Financial Officer, added, “Our balance sheet remains strong. We have more than $32 million in cash and cash equivalents, a current ratio of 2.6 and no long-term debt. While we are pleased with our growth, we are also pursuing large market opportunities in drug delivery that should generate a long-term incremental increase in Bentley’s growth rate. We are excited about these prospects, and we have a clear strategic vision for turning them into realities. To this end, we plan to increase our 2006 investments in research and development by 50 percent or more. These investments will help us build on the promising clinical progress of CPE-215 and advance the early-stage research on Nanocaplet technology.”

Key Developments in 2005

Corporate Management

•                  Bentley appointed John A. Sedor as President. Mr. Sedor has a 30-year track record as a successful business leader in the pharmaceutical, biotechnology and consumer products industries.

•                  Bentley named Dr. Fred Feldman as Vice President of Research & Development. Dr. Feldman has 25 years of product development experience and has taken multiple products from early stage research through development and global commercialization.

Specialty Generics

•                  In 2005, Bentley secured 51 marketing approvals on nine products. These were followed by 12 additional marketing approvals in the first two months of 2006.

•                  Product approvals in 2005 included:

•                  In Spain: branded and generic versions of risperidone (Risperdal®), ciprofloxacin (Cipro®) and pravastatin (Pravachol®).

•                  In the UK: omeprazole (Prilosec®) and lansoprazole (Prevacid®)

•                  In 2005, Bentley established an Irish subsidiary (Bentley Pharmaceuticals Ireland Limited), which received its first Irish marketing approval (omeprazole).

Delivery Technologies

•                  Bentley presented initial clinical data on intranasal insulin at the meeting of the American Diabetes Association.

•                  Bentley entered into two intranasal insulin development/commercialization alliances: Biocon and Dong Sung.

•                  Bentley announced discovery of Nanocaplet technology.

Components of Revenue

For the year ended December 31, 2005 (in thousands):

	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$2,779	$15,394	$—	$—	$18,173	19%
Simvastatin	1,666	5,080	—	—	6,746	7%
Enalapril	4,153	1,706	—	—	5,859	6%
Paroxetine	1,337	3,118	—	—	4,455	5%
Codeisan	3,441	—	—	—	3,441	4%
All other products	9,225	9,812	271	1,512	20,820	21%
Sales to licensees and others	—	—	11,589	20,225	31,814	32%
Licensing and collaborations	—	—	274	6,148	6,422	6%
Total Revenues	$22,601	$35,110	$12,134	$27,885	$97,730	100%
% of 2005 Revenues	23%	36%	12%	29%	100%

For the year ended December 31, 2004 (in thousands):

	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$2,721	$13,520	$—	$—	$16,241	22%
Simvastatin	1,392	3,638	—	—	5,030	7%
Enalapril	3,192	1,243	—	—	4,435	6%
Paroxetine	1,045	2,928	—	—	3,973	5%
Codeisan	3,131	—	—	—	3,131	4%
All other products	6,910	7,690	576	1,166	16,342	23%
Sales to licensees and others	—	—	10,502	10,288	20,790	28%
Licensing and collaborations	—	—	607	2,844	3,451	5%
Total Revenues	$18,391	$29,019	$11,685	$14,298	$73,393	100%
% of 2004 Revenues	25%	40%	16%	19%	100%

Management will host a conference call to discuss 2005 results and provide a business update at 10:00 A.M. EST on March 9, 2006. To participate on the live call, please dial (866) 425-6192 from the U.S. and Canada or, for international callers, please dial (973) 935-2981 (access code 7097569), approximately 10 minutes prior to the scheduled start time. A telephone replay will be available for 90 days by dialing (877) 519-4471 from the U.S. and Canada or (973) 341-3080 for international callers (please reference reservation number 7097569). The conference call will also be broadcast live on the Internet and may be accessed via Bentley’s web site, www.bentleypharm.com. Please go to the Company’s web site approximately 10 minutes prior to the scheduled start time to register. A replay of the conference will also be available on Bentley’s web site for 90 days.

Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and pharmaceutical products. Bentley’s proprietary drug technologies enhance or facilitate the absorption of pharmaceutical compounds across various membranes. Bentley also manufactures a growing portfolio of generic and branded pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and CNS diseases through its subsidiary, Laboratorios Belmac, and markets these pharmaceutical products through its subsidiaries, Laboratorios Belmac, Laboratorios Davur, Laboratorios Rimafar and Bentley Pharmaceuticals Ireland; and manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API.

Copies of Bentley Pharmaceuticals’ press releases and other information may be obtained through Bentley’s web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward looking statements, including without limitation, statements regarding the prospects for revenue growth outside of Spain, Bentley’s plans to increase spending on research and development in 2006, the prospects for Bentley’s intranasal insulin and Nanocaplet programs, and the prospects for growth of Bentley’s businesses. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, risks associated with the timing and nature of regulatory approvals, changes in third-party reimbursement and government mandates that impact pharmaceutical pricing, development and commercialization of Bentley’s proprietary products and formulations, competition from other manufacturers of generic and proprietary pharmaceuticals, intellectual property litigation, the efficacy and safety of Bentley’s products, the unpredictability of patent protection, risks associated with international operations, and other uncertainties detailed in Bentley’s most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission. Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

(tables to follow)

Bentley Pharmaceuticals, Inc. and Subsidiaries

Consolidated Income Statements

(in thousands, except per share data)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Net product sales	$22,539	$18,617	$91,308	$69,942
Licensing and collaboration revenues	2,671	901	6,422	3,451
Total revenues	25,210	19,518	97,730	73,393

Cost of net product sales	12,238	9,511	46,161	34,893

Gross profit	12,972	10,007	51,569	38,500

Operating expenses:
Selling and marketing	4,229	3,889	16,347	14,808
General and administrative	2,926	2,536	11,998	9,126
Research and development	1,066	1,248	5,800	4,419
Depreciation and amortization	399	414	1,758	1,452
Total operating expenses	8,620	8,087	35,903	29,805

Income from operations	4,352	1,920	15,666	8,695

Other income (expenses):
Interest income	318	149	928	548
Interest expense	(48)	(66)	(211)	(226)
Other, net	(11)	74	12	1,478

Income before income taxes	4,611	2,077	16,395	10,495

Provision for income taxes	955	99	5,476	4,805

Net income	$3,656	$1,978	$10,919	$5,690

Net income per common share:
Basic	$0.17	$0.09	$0.51	$0.27
Diluted	$0.16	$0.09	$0.48	$0.25

Weighted average common shares outstanding:
Basic	21,862	21,308	21,558	20,901
Diluted	23,564	22,487	22,929	22,627

Bentley Pharmaceuticals, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)	December 31, 2005	December 31, 2004
Assets

Current assets:
Cash and cash equivalents	$32,384	$34,230
Marketable securities	462	528
Receivables, net	26,916	27,860
Inventories, net	12,147	10,258
Deferred taxes	1,099	479
Prepaid expenses and other	2,069	1,355
Total current assets	75,077	74,710

Non-current assets:
Fixed assets, net	33,366	30,849
Drug licenses and related costs, net	13,858	14,863
Restricted cash	1,000	1,000
Other	919	508
Total non-current assets	49,143	47,220
	$124,220	$121,930

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$15,462	$17,048
Accrued expenses	9,428	6,169
Short-term borrowings	2,608	2,754
Current portion of long-term debt	387	31
Deferred income	795	1,594
Total current liabilities	28,680	27,596

Non-current liabilities:
Deferred taxes	1,665	2,319
Long-term debt	—	349
Deferred income	2,286	1,944
Other	—	65
Total non-current liabilities	3,951	4,677

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $.02 par value, authorized 100,000 shares, issued and outstanding, 21,923 and 21,312 shares	438	426
Additional paid-in capital	139,381	140,418
Accumulated deficit	(49,990)	(60,909)
Accumulated other comprehensive income	1,760	9,722
Total stockholders’ equity	91,589	89,657
	$124,220	$121,930

###